EXHIBIT 9.01.07

SECOND ADDENDUM TO THE SUPPLEMENT TO THE ORIGINAL
MEMORANDUM OF UNDERSTANDING

This SECOND ADDENDUM TO THE SUPPLEMENT TO THE ORIGINAL MEMORANDUM OF UNDERSTANDING (the “Second Addendum”) is made on this 12th day of July, 2016 (“Effective Date”) between

1.

INTERUPS INC. a company incorporated under the laws of Nevada, United States of America (USA) and having its office address at 645, Fifth Avenue Suite 400, New York, NY 10022(hereinafter referred to as “ITUP” which expression shall, unless it be repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the ONE PART;

AND

2.

SIDDHARTA RESORTS AND FOOD PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at No.17/6, Ali Askar Cross off. Cunningham Road, Bengaluru, Karnataka 560052, India (hereinafter referred to as “SRFPL” which expression shall, unless it be repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the OTHER PART.

(ITUP and SRFPL shall hereinafter be referred individually as “Party” and collectively as “Parties”.)

WHEREAS:

A.

SIRI Global Asset Management Corporation, a New York, USA based C-Corporation (“SIRI'') and SRFPL have entered into an Memorandum of Understanding dated January 29, 2016 (“MoU'') to record the appointment of SIRI as a turnkey manager, organizer and executor in relation to corporate structuring and placement of hotel assets of SRFPL on such terms and conditions as set out in such MoU;

B.

SIRI and SRFPL have also entered into a Supplement to the original MoU dated January 29, 2016 (the “Supplement MoU”) to recording the agreement between the parties that execution & continuance of the original MoU after May 30, 2016 shall be on the condition that SIRI shall be obligated to arrange Rs.150,00,00,000 (Rupees one hundred and fifty crores) (the “Investment Amount”) and invest into SRFPL on such terms and conditions as set out in the Supplement MoU;

C.

In order to amend the provisions of the Supplement MoU, SIRI and SRFPL also entered into an Addendum to the Supplement to the Original Memorandum of Understanding dated April 12, 2016 (the “First Addendum”), wherein the parties agreed that execution & continuance of the original MoU and Supplement MoU after

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July 12, 2016 shall be on the condition that SIRI shall be obligated to arrange the Investment Amount and invest into SRFPL on such terms and conditions as set out in the First Addendum; and

D.

By way of an Assignment and Assumption Agreement dated March 01, 2016 (the “Assignment Agreement”) entered into between ITUP, SRFPL and SIRI, all the rights, agreements, promises covenants and obligations of SIRI arising from original MoU have been assigned in favour of ITUP and SIRI has been discharged from all its obligations under the aforesaid MoU, as amended from time to time;

E.

Based upon the discussions held between the Parties, the Parties are now desirous to amend the provisions of the Supplement MoU and the First Addendum and entering into this Second Addendum, reducing in wiring the terms of understanding.

NOW THEREFORE, in consideration of and subject to, the mutual covenants, agreements, terms and conditions herein contained, the mutual benefits to be derived therefrom and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.

The entire Clauses 1 of the First Addendum and Clauses 1 to 3 of the Supplement MoU shall stand deleted and replaced to provide as follows:

1.

CONDITIONS FOR CONTINUANCE

The Parties hereby agree and conclude that execution and continuance of the MoU, the Supplement MoU and the First Addendum shall be subject to the condition that:

1.1

ITUP and its consultants/representatives will complete the legal, financial, accounting and commercial diligence of SRFPL within the period of 45 (forty five) days from the Effective Date, subject to the condition that SRFPL shall provide all the documents and/or information sought by ITUP or its consultants/representatives appointed in this respect, in a timely and promptly manner, without undue delay and in the specific format or manner requested by the consultants/ representatives. In the event, there is any undue delay in providing the document and/or information by SRFPL to ITUP or its consultants/representatives, the period of aforesaid 45 (forty five) days to complete the diligence shall not be construed strictly; and

1.2

subject to compliance of conditions by SRFPL as set out in Clause 1.1 above, ITUP or its investors shall provide a commitment of the Investment Amount to SRFPL in a manner as may be agreed to between the Parties on or before the completion of sixty (60) days from the Effective Date; the Parties may agree to any of the one of the following manners, to seek evidence of the commitment to bring in the Investment Amount by way of (i) opening of

..

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escrow account in any reputed bank and depositing the Investment Amount in such account; (ii) arranging for comfort/commitment letter from investors identified by ITUP thereby collectively committing the investment of the Investment Amount; (iii) statement of account of any bank of ITUP and/or investors confirming balance of amount equivalent to the Investment Amount; and/or (iv) any other mode as may be agreed between the Parties in writing. It is clarified that the Investment Amount will be invested by ITUP and/or its investors in SRFPL and/or by acquiring any shares and other securities (if any) of the shareholders of SRFPL only upon execution of the necessary definitive documents and completion of all conditions precedents under such definitive documents as may be agreed between the Parties.

2.

Pursuant to commitment provided by ITUP and/or its investors in the manner as set out in Clause 1.2 above, SRFPL, through its promoter shareholders, shall immediately commence negotiations with Crystal Mauritius Limited and HDFC Ventures Trustee Company Limited acting on behalf of HDFC Investment Trust (collectively, “HDFC”) to transfer their entire respective shareholding to an entity or party as may be suggested by ITUP and agreed in mutual consensus by and between the Parties to these presents on such terms and conditions as may be agreed between the Parties to this Agreement. SRFPL shall promptly inform ITUP on all the correspondences between SRFPL and/or its promoters on one hand and HDFC on another hand and shall arrange the meeting with the representatives of HDFC in relation to exit by HDFC from SRFPL as well as negotiations with HDFC for acquisition of shares and other securities (if any) of SRFPL by ITUP and/or its investors.

3.

The Parties shall endeavor to consummate the transaction by entering into the definitive documents in respect of investment to be made by ITUP and/or its investors for acquisition of shares and other securities (if any) of SRFPL including, acquisition of shares and other securities (if any) held by HDFC and subscription to the shares and/or securities of SRFPL, within the period of 30 (thirty) days from the date of providing commitment of the Investment Amount to SRFPL.

4.

Upon compliance of conditions of continuance as set out in Clause 1, the Parties may also agree upon the timeline to fulfill the obligations arising from the MoU, as amended from time to time.

5.

In the event that ITUP fails to provide commitment as set out in Clause 1.2 within the period as set out in the said Clause, then the MOU, Supplement MoU and First Addendum shall stand terminated and not binding between the Parties. However, the Parties may mutually agree upon to not to rescind the original MoU, Supplement MoU and First Addendum, subject to the payment of an amount of US$ 100,000 (United States Dollars One hundred thousand only) by ITUP.

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6.

The Parties may enter into fresh terms of understanding; seek restatement by way of an amendment and if mutually agreeable may enter into a fresh memorandum of understanding with terms and conditions revised as deemed agreeable to each other, bur SRFPL shall be entitled to the amount mentioned above in Clause 5, unless it prefers to waive the above in event that the same has to be extended.

7.

 Except for the modifications provided for herein, all the terms of the MoU shall remain unchanged. All capitalized term not defined herein shall have the meaning as set forth in MOU.

8.

It is agreed that save and except as specifically amended under this Second Addendum, the Parties’ rights, obligations and restrictions under the MoU, Supplement MoU and First Addendum shall be valid and enforceable in accordance with the terms contained therein.

9.

The provisions of Clause 7 (Indemnity), Clause 8 (Exclusivity), Clause 16 (Governing Laws and Jurisdiction) and Clause 18 (Expenses and Terms of Payment) of the MOU shall apply to this Second Addendum, mutatis mutandis, as if they were set out herein.

IN WITNESS WHEREOF the Parties have entered into this Second Addendum on the day and year first above written.

SIGNED AND DELIVERED	)
By the within named ITUP	)
INTERUPS INC.	)
By the authorized signatory	)
Name: Laxmi Prasad	)
Designation: Global Operations Head	)

SIGNED AND DELIVERED	)
By the within named SRFPL	)
Siddharta Resorts and Foods Private Limited	)
By the authorized signatory	)
Mr. P.V. Giri	)
Chairman and Managing Director	)

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